EXHIBIT 99.7

NOTICE TO U.S. SHAREHOLDERS
REGARDING U.S. GAAP RECONCILIATION

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated March 15, 2006 (included in exhibit 99.2 to this form 40-F) is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Chartered Accountants
Halifax, Canada
March 15, 2006